Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 12, 2006, accompanying the consolidated finan-cial statements and schedule included in the Annual Report of APA Enterprises, Inc. on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration State-ments of APA Enterprises, Inc. on Forms S-8 (File No. 333-74214, effective November 30, 2001; File No. 333-44500, effective August 25, 2000; File No. 333-44488, effective August 25, 2000; and File No. 333-44486, effective August 25, 2000).

/s/GRANT THORNTON LLP

Minneapolis, Minnesota
June 28, 2006